DATED THE DAY OF 20 MAR 2025

OUB CENTRE LIMITED

the Landlord

AND

TIGER BROKERS (SINGAPORE) PTE. LTD.

the Tenant

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LEASE OF

(OFFICE)

UNIT NO. #20-63/64, TOWER 2

ONE RAFFLES PLACE

========================================

TAN KOK QUAN PARTNERSHIP

1 Wallich Street #07-02

Guoco Tower

Singapore 078881

Telephone: (65) 6225 9333

Facsimile: (65) 6225 0111

Website: http://www.tkqp.com.sg

LEASE AGREEMENT

CONTENTS

AN AGREEMENT made this 20 MAR 2025

Between

OUB CENTRE LIMITED (Company Registration No. 198002010D), a Company incorporated in Singapore and having its registered office at 1 Raffles Place, #08-00 One Raffles Place Singapore 048616 (hereinafter called the "Landlord" which expression shall where the context so admits include the person or company for the time being entitled to the reversion immediately expectant on the term hereby created) of the one part

And

TIGER BROKERS (SINGAPORE) PTE. LTD. (Company Registration No. 201810449W), a company incorporated in the Republic of Singapore and having its registered office at 1 Raffles Place #35-61 One Raffles Place Singapore 048616 (hereinafter called the "Tenant") of the other part.

WHEREBY IT IS AGREED as follows:

1. DEMISE AND PAYMENT

1.1 Demise

The Landlord lets and the Tenant takes ALL that premises and the appurtenances thereto belonging (hereinafter called "Demised Premises") more particularly described in the First Schedule hereto and being part of the commercial development comprising both office and retail space located at 1 Raffles Place, Singapore 048616 and known as "ONE RAFFLES PLACE" Singapore (hereinafter called "Building") for the term (hereinafter referred to as "Term") commencing on the date specified in the First Schedule hereto Together with the right for the Tenant, others duly authorised by the Tenant in common with the Landlord and all others so authorised by the Landlord and all others so entitled thereto at all times during the Term for all purposes connected with the use of the Demised Premises but not for any other purposes and, subject to the provisions of this Agreement:-

(i) to use the service road the usual entrances and the staircases and landings leading to and from the Demised Premises;

(ii) to use the lifts and escalators provided in the Building;

(iii) to use such lavatory and toilet facilities within the Building as shall be designated from time to time by the Landlord; and

(iv) to enjoy the benefit of the air-conditioning system in the common parts of the Building provided by the Landlord in accordance with Clause 4.6 hereinafter appearing.

Excepting and Reserving unto the Landlord and all others entitled thereto the rights reserved in the Second Schedule.

1.2 Rent and Service Charge

The Tenant shall pay to the Landlord as a separate and independent obligation promptly on their due date the following sums for each month (or other prorated period) during the whole of the Term: -

(i) the monthly rent (hereinafter referred to as "Rent") as specified in the First Schedule; and

(ii) the monthly service charge (hereinafter referred to as "Service Charge") as specified in the First Schedule (subject to adjustment pursuant to Clause 3.4) for the cleaning lighting air-conditioning ventilation upkeep maintenance and repair of the common parts of the Building and for the maintenance upkeep and operation of the services supplied and used in the Building and all costs expenses and outgoings as specified in the Third Schedule.

1.3 Taxes and Duties

The Rent, Service Charge and other sums expressed to be payable by the Tenant under this Agreement shall be exclusive of Taxes (as defined in Clause 3.2.2(i)) and the Tenant shall pay all such Taxes in the manner and within the time prescribed hereunder, or if no express provisions are made herein, then within the period prescribed in accordance with the applicable laws and regulations.

1.4 Payment

The Rent, Service Charge and GST thereon shall be paid monthly in advance on the first day of each month (each a "Monthly Payment Date") during the Term without any demand abatement, deduction and/or setoff whatsoever. Provided that the first payment of Rent and Service Charge together with GST payable thereon shall be an amount equivalent to the proportionate amount of Rent and Service Charge for the period from the commencement date of the Term until the end of the first complete calendar month of the Term and shall be paid on or before the commencement date of the Term. Subsequent payments of Rent, Service Charge and GST thereon shall be made on each succeeding Monthly Payment Date to such bank account of the Landlord by GIRO or in such other manner, as may be prescribed by the Landlord from time to time and notified to the Tenant in writing.

1A. PROVISION(S) RELATING TO FITTING OUT PERIOD

1A.1 Claw Back

In the event that the Term is prematurely terminated by the Tenant after the Fitting Out Period (as defined in the Letter of Offer and as specified in the First Schedule) for any reason whatsoever or this Lease is determined by the Landlord in consequence of the Tenant's breach of any term of this Agreement, then in addition to and without prejudice to any other rights or remedies of the Landlord, the Tenant shall compensate and pay to the Landlord on demand for the grant of the Fitting Out Period, an amount equivalent to the Rent and Service Charge at the rate payable hereunder for a period equivalent to the duration of the Fitting Out Period, as if the Fitting Out Period had constituted part of the Term.

2. DEPOSIT

2.1 Deposit

(i) Upon the execution of this Agreement or within the time prescribed in the Letter of Offer referred to in Clause 6.4 (whichever is earlier), the Tenant shall pay to the Landlord the sum stated in the First Schedule (hereinafter called the "Deposit") as security for the due performance and observance by the Tenant of all and singular the several stipulations and conditions on the part of the Tenant herein contained and if the Tenant shall fail to perform and observe any stipulations and conditions, the Landlord shall be entitled but not obliged to apply the Deposit or such part thereof as may be necessary to remedy such default and thereupon the Tenant shall on demand by the Landlord deposit with the Landlord the amount applied by the Landlord from the Deposit within seven (7) days of the Landlord's written request. In the event of re-entry or determination by the Landlord pursuant to Clause 5.3 hereof, the Deposit may be beneficially retained by the Landlord without prejudice to any other remedy which the Landlord may be entitled to.

(ii) If the Tenant shall duly perform and observe the said stipulations and conditions as aforesaid, the Landlord shall within one (1) month of (a) the expiration of the Term; (b) the yielding up of the Demised Premises properly reinstated in accordance with the terms of this Agreement, or (c) the determination of all contingent liability of the Tenant (if applicable), whichever is the latest, refund the Deposit (less all proper deductions made pursuant to the terms of this Agreement) without interest to the Tenant.

(iii) The Deposit shall be maintained at a figure which is calculated based on the formula stated in the First Schedule and shall not be treated as payment of Rent, Service Charge or other sum payable by the Tenant under this Agreement.

(iv) If at any time during the Term the Landlord shall assign transfer or otherwise dispose of the Demised Premises to a third party, the Tenant shall agree to the Landlord transferring the Deposit to the third party and shall release the Landlord from the obligation to refund the Deposit or the balance thereof to the Tenant and from all obligations and liabilities whatsoever relating to the Deposit.

2.2 Increase in Deposit

If the Rent and/or Service Charge is/are increased in accordance with the provisions of this Agreement then the Deposit shall be increased proportionately and the Tenant shall pay such increase in the Deposit within fourteen (14) days of the receipt of written notice from the Landlord notifying the Tenant of the amount of such increase payable. The amount of such increase payable by the Tenant as specified in the Landlord's said notice shall be accepted by the Tenant as correct final and conclusive save for manifest error.

3. TENANT'S COVENANTS

The Tenant hereby agrees with the Landlord as follows:-

3.1 Rent, Service Charge, Taxes and increase in Deposit

To pay the Rent, Service Charge, Taxes and increases, if any, in the Deposit on the days and in the manner aforesaid.

3.2 Tax

3.2.1 Property Tax

Property tax in respect of the Demised Premises or attributed to the Demised Premises whether imposed or levied during or after the expiry of the Term or retrospectively so long as imposed or levied in relation to any period during the Term shall be payable as follows:-

(i) The Landlord shall pay property tax in relation to the Term for each Tax Year during the Term at the amount ("Base Property Tax Amount") (a) that is actually payable to the relevant authority for that Tax Year or (b) that is computed as follows (whichever is the lower):

A x B

Where:

A is the aggregate of the actual monthly Rent received by the Landlord from the Tenant for all the months in that Tax Year; and

B is the property tax rate as at the commencement date of the Term.

In this connection, a "Tax Year" means a period during the Term commencing on the first day of January of each year and ending at midnight on the 31st day of December of the same year, except that the first Tax Year shall commence on the commencement date of the Term and end on 31st December of that year and the last Tax Year shall commence on the last 1st January of the Term and end at the expiration or sooner determination of the Term.

(ii) The Tenant shall on demand pay such property tax relating to the Term being any additional and/or increase in property tax over and above the Base Property Tax Amount payable by the Landlord under sub-Clause (i) above, whether such additional and/or increase in property tax is due to an increase in the rate of tax imposed by the relevant authority above the rate applicable as at the date of commencement of the Term and/or due to the annual value of the Demised Premises being more than the aggregate of the actual monthly Rent received by the Landlord from the Tenant for all the months in that Tax Year and/or any new imposition or levy (including surcharge on property tax) by whatever name called and/or due to any other reason whatsoever.

Objection to any assessment of annual value or imposition of property tax on the Demised Premises during the Term may be made only by the Landlord in its sole discretion.

If the Landlord shall decide not to object to the assessment of annual value or imposition of property tax for any period the Landlord may but shall not be obliged to permit the Tenant to object to such assessment or imposition in the name of the Landlord at the Tenant's cost and expense in respect thereof.

3.2.2 Taxes

(i) The Tenant shall pay all taxes, duties, assessments or impositions including, but not limited to any goods and services tax (herein called "GST"), value added tax or such other consumption tax, by whatever name called which may be leviable or levied or imposed under any statutory provision or enactment on or in respect of the Rent, Service Charge, Promotional Fee (if applicable) and any other monies due and payable under this Agreement (herein collectively called "Taxes") irrespective of whether such Taxes are levied or imposed during or retrospectively after the Term so long as they relate to any period during the Term or any period of holding over by the Tenant.

(ii) If the Landlord (or any other person on its behalf) is required by law to make any deduction or withholding or to make any payment, on account of such Taxes, from or calculated by reference to the amount of any sum received or receivable by the Landlord under this Agreement: (a) the Tenant shall pay all such Taxes on receipt of written notice from the Landlord; and (b) the sum payable by the Tenant in respect of which the relevant deduction, withholding or payment is required or made on account of such Taxes, shall be increased to the extent necessary to ensure that after the making of that deduction, withholding or payment, the Landlord receives on due date and retains a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made.

3.3 Utilities Charges

(a) The Tenant shall bear all charges and taxes in respect of all utilities, telecommunication facilities and other services supplied to and consumed at the Demised Premises (even during the Fitting Out Period as defined in the Letter of Offer) including transportation and transmission charges for the supply and hire charges for any equipment or appliances supplied to the Tenant in respect of such supply. Where such charges or taxes are not invoiced or metered separately to the Demised Premises, the Tenant shall pay to the Landlord a proportionate part of the cost of the services, facilities or utilities so supplied and attributable to the Demised Premises as calculated and apportioned to the Demised Premises by the Landlord. The Landlord's written statement and notification of such apportioned costs to the Tenant shall be conclusive as to the amount thereof except for manifest error. Such apportioned charges shall be payable within fourteen (14) days of demand from the Landlord.

(b) The Tenant shall arrange at its own cost with the authorities or service providers for the connection of all such utilities supply and/or telecommunication facilities required by the Tenant and for the installation of any meters or equipment in connection with such supply or facilities in accordance with the Landlord's requirements and the rules and regulations set from time to time by the Landlord regarding such connections and installations.

3.4 Increase in Service Charge

In the event of any increase in the cost to the Landlord of supplying the services for cleaning lighting upkeep maintenance and repair of the common parts of the Building and for the maintenance upkeep and operation of the services supplied and used in the Building or any other relevant cost increase, the Landlord may increase the Service Charge payable under this Agreement, provided that the Landlord shall give the Tenant at least two (2) weeks' notice in writing notifying the Tenant of such increase. The Tenant shall pay to the Landlord the increased Service Charge with effect from the effective date of such increase, at the same time and in the same manner as hereinbefore provided for payment of the Service Charge. The amount of increase in Service Charge specified in the Landlord's notice of such increase shall be accepted by the Tenant as final and conclusive and binding on the Tenant as such save for manifest error.

3.5 Tenantable Repair

To keep the interior of the Demised Premises including the Tenant's fittings plant furnishings and equipment the flooring and interior plaster or other surface material or rendering on the walls and ceilings and the Landlord's fixtures therein including doors windows wires installations and fittings clean and in good and tenantable repair and condition (fair wear and tear excepted) and to give immediate notice to the Landlord of any damage that may occur or has occurred to the Demised Premises and of any accident to or defects in the water pipes air-conditioning ducts telephone conduits electrical wiring or fixtures or other facilities whatsoever provided by the Landlord.

3.6 Auction

Not to hold or permit or suffer to be held any sale by auction on or within the Demised Premises.

3.7 Windows and Lights

Not to block up darken or obstruct any of the windows or lights belonging to the Demised Premises or to the Landlord.

3.8 No Machinery

Not to bring or allow to be brought on to the Demised Premises or any parts of the Building used in common with the Landlord and its other tenants or occupiers of other parts of the Building any machine or machinery save for typewriters personal computers and such other equipment as are required for the purposes of the Tenant's business.

3.9 Residential Use Prohibited

Not to reside in or permit any person to reside in any part of the Demised Premises or use the same or permit the same to be used for sleeping purposes.

3.10 Cooking

Not to cook or permit anyone to cook any food in the Demised Premises.

3.11 Use of Name of Building

Not to use the name "OUB Centre" or "One Raffles Place" or any derivative name sounding similar to either name without the Landlord's prior written consent as a part of the Tenant's name or trade name or to use any picture or likeness of the Building or of the Demised Premises in the Tenant's logo trade mark or other marks, signs or emblem whether for the purpose of the Tenant's trade or otherwise PROVIDED ALWAYS that the Tenant may incorporate references to and illustrations and sketches of the Building in any vouchers, catalogues, advertisements or sales promotion materials relating to the business carried on by the Tenant in the Demised Premises.

3.12 Radio or Television Aerials

Not to erect, install or place upon within or without the Demised Premises any radio or television aerial or antenna or any speakers screens or similar devices or equipment without the Landlord's prior written consent and not to use or permit to be used any radio gramophone television or other similar media or equipment that can be heard or seen from outside the Demised Premises without the like consent from the Landlord.

3.13 Storage, Obstruction and Litter

Not to store any goods or things upon obstruct litter or make untidy the parts of the Building used in common with the Landlord and the Landlord's other tenants and licensees or occupiers of other parts of the Building.

3.14 Access to the Demised Premises

To permit the Landlord and its duly authorised agents with or without workmen and others at all reasonable times to enter upon the Demised Premises and to view the condition thereof and to do such works and things as may be required for any maintenance repairs alterations or improvements to the Demised Premises or any part or parts of the Building and forthwith to repair amend and make good in a proper and workmanlike manner any defects for which the Tenant is liable and of which written notice shall be given to the Tenant or left on the Demised Premises and to pay the Landlord's costs of survey or otherwise in respect of the preparation of such notice and if the Tenant shall not within ten (10) days after the service of such notice proceed diligently with the execution of such repairs or works then the Landlord may enter upon the Demised Premises and execute such repairs or works and the cost thereof shall be a debt due from the Tenant to the Landlord and recoverable forthwith as such.

3.15 Emergency Access

The Tenant shall permit the Landlord, its agents and contractors free access into the Demised Premises at all times in cases of emergency.

3.16 Taps, Wash Basins, Water Closets, etc.

To keep all lavatories toilets taps washbasins water closets sinks cisterns pipes wires conduits fittings and apparatus within or exclusively serving the Demised Premises clean and in good order and repair and not to use or permit nor suffer to be used the lavatories toilets taps washbasins water closets sinks cisterns pipes wires conduits fittings and apparatus serving the Demised Premises or the common parts of the Building for any purpose other than those for which they were constructed or provided and shall not deposit or permit to be deposited therein any sweepings rubbish or other matter.

3.17 Alterations and Additions

Not to make or permit to be made during the Term any alterations in or additions to the Demised Premises or any part thereof or the Landlord's fixtures, fittings, decorations and electrical or mechanical installations therein without first having obtained the written consent of the Landlord and to submit all plans and specifications relating thereto to the Landlord for its approval and the Tenant shall at its own expense apply for and obtain all necessary planning and any other consents or approvals pursuant to the provisions of any statute, rule, order, regulation or bye-law applicable thereto in all respects and to comply with the conditions thereof.

3.18 Painting and Cleaning

The Tenant shall, without affecting the generality of the preceding Clause 3.5, Clause 3.16 and Clause 3.44 hereinafter appearing at the Tenant's sole costs and expenses: (i) so often as the Landlord may require but at intervals of not less than three (3) years during the Term paint colour and paper with materials and to standards determined by the Landlord all parts of the Demised Premises which have or ought to have been painted coloured or papered; and (ii) cause the Demised Premises (including internal surfaces of windows and doors) to be cleaned in a proper and workmanlike manner and during the whole of the Term to be kept clean and free from dirt and rubbish and in particular shall store and keep all trade waste trash and garbage in proper receptacles and arrange for the regular removal thereof from the Demised Premises.

3.19 Tenant's Operations

(a) Permitted Use: To use the Demised Premises solely and exclusively as and for an office in connection with the Tenant's business.

(b) Approvals, Permits, Licences, Registration: The Tenant shall be responsible at the Tenant's costs for obtaining prior to the commencement of the Term, and maintaining throughout the Term and over any period of holding over, all necessary approvals, permits, licences and registration required by law for all aspects of its business and operations at the Demised Premises (including where necessary any change of use), and for complying with all terms and conditions of such approvals, permits, licences and registration.

3.20 Insurance of Plate Glass

To insure and keep insured the plate glass (if any) of the Demised Premises against damage or destruction or any other risk as the Landlord shall require to the full replacement value thereof in the joint names of the Landlord and the Tenant with an insurance company approved by the Landlord.

3.21 Nuisance

Not to use the Demised Premises or any part thereof for any unlawful purpose and not to do or permit to be done any act or thing which may become a nuisance to or give cause for reasonable complaint from the occupants of neighbouring premises or of other parts of the Building.

3.22 Signs and Unsightly Objects

Not to affix erect paint or otherwise exhibit or permit to be affixed or erected or painted or otherwise exhibited upon any part of the Demised Premises any sign announcement placard poster notice or advertisement or name plate flag flagstaff or any other thing whatsoever or on the exterior of the Demised Premises or of the windows and doors thereof in or about any part of the Building except such as shall be approved in writing by the Landlord.

3.23 Dangerous Goods and Prohibited Storage

Not to store or bring upon the Demised Premises or any part thereof arms ammunition or unlawful goods gun-powder salt-petre chemicals petrol kerosene gas or any goods or things which in the opinion of the Landlord are of an obnoxious dangerous or hazardous nature or any explosive or combustible substance and not to place or leave in the entrance or stairways passages or corridors lobbies or other common parts of the Building any boxes or rubbish or otherwise encumber the same.

3.24 Windows

To keep the windows of the Demised Premises closed at all times so as to maintain an efficient air-conditioning system and not to install or cause to be installed any blinds shades awnings window ventilators air-conditioners and other similar fittings and fixtures in or upon the Demised Premises and visible from outside the Demised Premises except such as shall be approved by the Landlord in writing.

3.25 Sign Board

Not to erect or put up any sign board except a sign board of the type approved by the Landlord and to erect or put up such approved sign board in a specific part of the Building designated by the Landlord for this purpose.

3.26 Obstruction

Not to obstruct or cause or suffer to be obstructed or impede in any way the entrance hall lobby staircases landings leading to and from the Demised Premises or any common parts of the Building.

3.27 Avoidance of Insurance Policy and Additional Premium

Not to do or permit or suffer anything to be done whereby the policy or policies of insurance on the Building against loss or damage by fire for the time being subsisting may become void or voidable or whereby the rate of premium thereon may be increased and to repay to the Landlord all sums paid by way of increased premium or increased contribution for premium and all expenses incurred by the Landlord or contributions therefor in or about the renewal of such policy or policies rendered necessary by a breach or non-observance of this covenant.

3.28 Foreign Workers / Illegality and Immoral Activities

(a) The Tenant shall comply with the Employment of Foreign Manpower Act (Cap. 91A) and in particular, the Tenant shall: (i) not employ a foreign worker and/or a foreigner unless the Tenant has obtained a valid work permit or employment pass; (ii) not employ the foreign worker and/or the foreigner otherwise than in accordance with the conditions of the permit; and (iii) where the relevant authority has decided to suspend or cancel the work permit and/or employment pass of the foreign worker and/or foreigner employed by the Tenant, the Tenant shall immediately upon such notification from the relevant authority terminate the services of the foreign worker and/or foreigner.

(b) Not to do or suffer to be done anything in or upon the Demised Premises or any part thereof of an illegal or immoral nature.

3.29 Sub-letting and Assignment

Not to assign sub-let license or in any way dispose of or part with possession of the Demised Premises or any part thereof either by way of sub-letting sharing or other means whereby any corporation, person or persons not a party to this Agreement obtains the use or possession of the Demised Premises or any part thereof irrespective of whether or not any rental or other consideration is given for such use or possession. In the event of a breach of this Clause, this Agreement may at the option of the Landlord forthwith be determined and the Tenant shall forthwith surrender the Demised Premises to the Landlord with vacant possession.

3.30 Use of Escalators and Lifts

(a) Not to place or take into the escalators or passenger lifts any baggage, parcels, sacks, bags, bicycles, bulky or heavy equipment or other goods save such light articles as brief cases, attache cases and handbags.

(b) For purposes of delivery of any fittings, equipment, goods and supplies for the Tenant's operations, the Tenant shall ensure that all such delivery are made using, and all its staff, workmen and contractors shall use only the lift lobby and goods lift designated by the Landlord for this purpose.

3.31 Food

Not without the prior written consent of the Landlord to permit the vendors of food or drink or the servants or agents of such vendors to bring on to the Demised Premises or any part thereof or on to the Building or any part thereof food or drink for consumption by the occupiers of the Demised Premises.

3.32 Employment of Cleaners

Not to employ or continue to employ any person to clean the Demised Premises other than the cleaning contractor approved by the Landlord to carry out the cleaning work in the Demised Premises.

3.33 Access for Cleaning

To allow the person or persons for the time being having the contract for the cleaning of the Building and his or their servants workmen employees agents contractors or sub-contractors free ingress and egress to the Demised Premises for the purpose of cleaning the exterior of the windows and the toilets in the Demised Premises, if any thereof during normal business hours.

3.34 Compliance with Statutes

At all times to comply with all such requirements as may be imposed on the occupier of the Demised Premises by any statute now or hereafter in force and any orders rules requirements regulations and notices thereunder.

3.35 Excess Loading

Not to load or permit or suffer to be loaded on any part of the floors of the Building or the Demised Premises to a weight greater than three hundred fifty (350) kilograms per square metre and shall when required by the Landlord distribute any load on any part of the floor of the Demised Premises in accordance with the direction and requirements of the Landlord.

3.36 Not to Move or Remove Safe Heavy Equipment etc.

Not to move any safe heavy equipment or bulky matter or fixture in or out of the Demised Premises or the Building without the prior written consent of the Landlord and at all times and only with the Landlord's written consent and only during the hours of the day or night permitted by the Landlord and to use only the service lifts for such purposes.

3.37 Not to Burn Incense or Joss Sticks

Not to burn any incense or joss-sticks in outside or around the Demised Premises or any part thereof or in the Building or any part thereof or to cause or permit any odours or smells which are in the Landlord's opinion offensive to be produced upon permeate through or emanate from the Demised Premises.

3.38 Decor and Design

To ensure that the decor and design of both the interior and exterior of the Demised Premises are in accordance with plans and specifications previously submitted to and approved by the Landlord and not to make any changes to such decor and design without the prior written consent of the Landlord.

3.39 Not to Leave Demised Premises Vacant or Unoccupied

Not to leave the Demised Premises vacant or unoccupied for any period or periods in excess of a total of seven (7) days (whether continuous or not) or for any continuous period of more than three (3) days in any period of twelve (12) months (other than Saturdays, Sundays and public holidays) without the Landlord's written consent.

3.40 No Soliciting and Advertising

The Tenant shall not allow or permit its employees or agents to solicit business or distribute or display any pamphlets samples posters or any other advertising material whatsoever in the Building or the car parking areas or any part thereof except in such manner as the Landlord may approve of and subject to such conditions as the Landlord may impose.

3.41 Parking of Vehicles

(i) The Tenant shall not permit trade vehicles while being used for delivery and pick up of merchandise, stock, office supplies or equipment to or from the Demised Premises to be driven parked or stopped at any place or time within the Building except within the loading dock of the Building and except at such other place or places and at such time or times as the Landlord or the Management Corporation when it is formed may specifically allow.

(ii) The Tenant shall not use or permit to be used the said loading dock or any part thereof for the storage of goods or for any other purpose other than for the prompt loading and unloading of goods in connection with the Tenant's business.

3.42 Indemnity

The Tenant shall indemnify and keep indemnified the Landlord in full from and against: (i) all claims demands actions suits proceedings orders damages costs losses and expenses of any nature whatsoever which the Landlord may suffer or incur in connection with loss of life personal injury and/or damage to property arising from or out of any occurrences in upon or at the Demised Premises or the use of the Demised Premises or any part thereof caused by the Tenant or by any of the Tenant's employees independent contractors agents invitees or licensees; and (ii) all loss and damage to the Demised Premises and the Building and to all property therein caused directly or indirectly by the Tenant.

3.43 Tenant's Insurance

The Tenant shall at all times during the Term and during any period of holding over to: (i) effect and keep current a public liability insurance policy in respect of the Demised Premises at all times during the Term in an amount of not less than Dollars One Million Only ($1,000,000.00) which shall be taken out with an insurance company approved by the Landlord; and (ii) keep current an adequate insurance policy which shall be taken out with an insurance company approved by the Landlord on internal partitions and all goods belonging to or held in trust by the Tenant in the Demised Premises against loss or damage by fire flood water damage or discharge from sprinkler system.

3.44 Yielding Up of Demised Premises

(i) At the expiration or sooner determination of the Term peaceably and quietly to yield up the Demised Premises with all locks and keys complete (whether held by the Tenant or any of the Tenant's employees or agents irrespective of whether the same have been supplied by the Landlord) to the Landlord.

(ii) The Tenant shall, unless otherwise requested by the Landlord in writing, remove or cause to be removed at the Tenant's cost and expense all or such portion of the alterations, decorations, additions and improvements whether made or installed by the Tenant or otherwise to the Demised Premises so as to reinstate the Demised Premises upon the yielding up of the same to a bare good, clean and tenantable state and condition and in accordance with the Building Base Plans which can be obtained from the Landlord or the Landlord's representative at the Building management office) and the provisions of the Reinstatement Schedule hereto, free from rubbish and waste material, fair wear and tear excepted.

3.45 Rules and Regulations of the Landlord

To observe and perform and to cause all the Tenant's employees independent contractors agents invitees and licensees to observe and perform all the rules and regulations made by the Landlord and the

Management Corporation if it is formed from time to time under Clause 5.9 hereof for the management safety care or cleanliness of the Building or for the preservation of good order therein or for the convenience of tenants and notified in writing by the Landlord to the Tenant from time to time.

3.46 Administrative Fees and Legal Costs

To pay on or before the Tenant's execution of this Agreement, the stamp fees, the Landlord's administrative fees (if any) and the Landlord's solicitors' costs and disbursements in connection with the preparation and completion of this Agreement and the counter-part thereof, any amendment or proposed amendment thereto and other fees in connection therewith.

3.47 Legal Costs for Enforcement of this Agreement

To pay on an indemnity basis all the Landlord's costs fees charges disbursements and expenses incurred legal or otherwise and whether or not legal action is instituted in connection with the enforcement of all the covenants conditions terms stipulations and provisions herein.

3.48 Rates & Taxes Payable by Tenant

Apart from the taxes as provided in Clause 3.2, the Tenant shall pay for any additional or increase in rates taxes assessments impositions and outgoings imposed upon or in respect of the Demised Premises over and above the rates taxes assessments impositions and outgoings payable by the Landlord as at the earlier of the date of this Agreement and the commencement date of the Term under Clause 4.7 herein.

3.49 Paid-Up Capital

To maintain a minimum paid-up capital of $500,000.00 throughout the Term if the Tenant is a corporation and not to carry out any capital reducing exercise during the Term without the Landlord's consent, such approval not to be unreasonably withheld or delayed, but may be given subject to conditions including the requirement for additional security deposit to be furnished by the Tenant and held by the Landlord on the terms of Clause 2 hereof.

3.50 "Know Your Client" Information

The Tenant shall, promptly upon the request of the Landlord supply, or procure the supply of, such documentation and other evidence as requested by the Landlord (including on behalf of any prospective new assignee of the Landlord) in order for the Landlord or any prospective new assignee to conduct any "know your client" or other similar procedures under the applicable laws and regulations.

3.51 Personal Data

In respect of any personal data (collectively "Data") provided or to be provided to the Landlord by the Tenant, the Tenant represents and warrants that it has obtained and will obtain all applicable consents from the relevant individuals for the collection, processing, use and disclosure of such Data by the Landlord for the purposes of carrying out its obligations or exercising its rights under this Lease, and/or complying with all applicable laws and regulations.

3.52 AML/CFT/CP Laws

(a) The Tenant represents and warrants that (i) the Tenant has not violated any laws, legislation, subsidiary legislation, statutes, orders, by-laws, rules, regulations, and/or notices and requirements of relevant governmental, quasi-governmental, statutory or regulatory authorities relating to anti-money laundering, countering the financing of terrorism, corrupt practices and "know your client" requirements (collectively, the "AML/CFT/CP Laws") applicable to the Tenant and (ii) the Tenant has complied with, and has instituted procedures which ensure the Tenant's continued compliance with the AML/CFT/CP Laws, and no action, suit or proceeding involving the Tenant with respect to the AML/CFT/CP Laws is pending or threatened.

(b) Without prejudice to any provisions in this Agreement, if the Tenant fails to comply with any of the AML/CFT/CP Laws, the Landlord shall be entitled to forfeit the Deposit and terminate this Lease.

(c) Notwithstanding the other provisions in this Agreement, in the event that the Landlord determines in its reasonable opinion that the Landlord should terminate its relationship with the Tenant in compliance with the AML/CFT/CP Laws, then the Landlord may terminate this Agreement without any compensation to the Tenant.

3.53 Green Lease

The Tenant acknowledges that the Landlord is committed to aligning the Building with the Building and Construction Authority's Singapore Green Building Masterplan as part of its sustainability efforts, and the Tenant shall: (a) on a yearly basis, provide to the Landlord information relating to the Tenant's waste output and consumption of energy, water and gas by the Tenant in relation to the Demised Premises; (b) on a yearly basis, meet with the representatives of the Landlord to discuss in good faith how to reduce the Tenant's energy consumption, carbon emissions and waste for the Building and the Demised Premises; and (c) use reasonable efforts to co-operate with the Landlord's other sustainability initiatives implemented from time to time.

4. LANDLORD'S COVENANTS

The Landlord hereby agrees with the Tenant as follows:-

4.1 Quiet Enjoyment

That the Tenant duly paying the Rent, Service Charge, Promotional Fee (if applicable), Taxes and any other monies hereby reserved and observing and performing the several provisions and stipulations hereinbefore on the Tenant's part contained shall peaceably hold and enjoy the Demised Premises during the Term without any disturbance by the Landlord or any person lawfully claiming under or in trust for the Landlord.

4.2 Insurance

At all times throughout the Term to ensure that the Demised Premises are insured against loss or damage by fire to the full insurable value thereof.

4.3 Damage / Destruction

In the event of the Demised Premises or any part thereof at anytime during the Term being so damaged or destroyed by fire act of God or other cause beyond the control of the Landlord as to render the Demised Premises unfit for use or access thereto impossible then the Rent, Service Charge and Promotional Fee (if applicable) hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall again be rendered fit for occupation and use or until access thereto may be obtained as the case may be.

4.4 Common Parts of the Building

To keep or if the Management Corporation is formed to make proportionate contribution to the Management Corporation for keeping the roof and the main drains and pipes all external walls and all common parts of the Building including entrances carpark staircases landings corridors passages service road lavatories and conveniences clean and in good repair including the repainting and redecorating of the same or any part thereof at such times and in such manner as the Landlord in its absolute discretion may consider to be necessary.

4.5 Lighting

To keep or if the Management Corporation is formed to make proportionate contribution to the Management Corporation for keeping the lifts escalators staircases landings passages and such common parts as aforesaid well and sufficiently cleaned and lighted and to keep the escalators and lifts in proper working order.

4.6 Lifts, Escalators, Electricity and Water

So far as practicable and subject always to Clause 5.22 and to the decision of the Management Corporation if it is formed to provide and pay for: (i) lift services at locations designated by the Landlord in the common areas of the Building during the Lift Service Hours; (ii) air-conditioning services during the Air-con Service

Hours; and (iii) electricity and water as are attributable to the lighting of the passages corridors lavatories and other common parts of the Building used by the Tenant in common with others.

"Lift Service Hours" means the hours of 7.00 a.m. to 6.00 p.m. from Mondays to Fridays and during the hours of 7.00 a.m. to 1.00 p.m. on Saturdays except on Sundays and Public Holidays.

"Air-con Service Hours" means the hours of 8.00 a.m. to 6.00 p.m. everyday from Mondays to Fridays and during the hours of 8.00 a.m. to 1.00 p.m. on Saturdays except on Sundays and Public Holidays.

4.7 Rates, Taxes, Assessments, etc.

Subject always to Clause 3.2 hereof, the Landlord shall pay such rates taxes assessments impositions and outgoings including property tax imposed upon or in respect of the Demised Premises as at the earlier of the date of this Agreement and the commencement date of the Term save and except such as are herein agreed to be paid by the Tenant.

4.8 Option to Renew

The Landlord shall grant to the Tenant an option to renew this lease granted hereunder in respect of the whole of the Demised Premises (and not parts thereof) on the terms and conditions as described in the First Schedule. The option to renew will be for a further term for a period specified in the First Schedule (the "Renewal Term") commencing on the day after the expiry of the Term. To exercise the option to renew, the Tenant shall serve on the Landlord a written renewal notice ("Tenant's Renewal Notice") not more than nine (9) months and not less than six (6) months prior to the expiry of the Term (time being of the essence).

5. OTHER RIGHTS AND OBLIGATIONS OF THE LANDLORD

It is further agreed and declared as follows:-

5.1 Floor Area

The floor area stated in the First Schedule hereto is the area of the floor of the Demised Premises measured from half the thickness of the boundary walls, partitions and/or glass (as the case may be) of the Demised Premises and all the area occupied by all pillars and vertical ductings (if any) within the Demised Premises. The floor area so stated shall be final and conclusive and binding on the Tenant as such.

5.2 Interest, Right to Distrain, Prohibition against Removal of Property

Without prejudice to the Landlord's rights reserved under Clause 5.3, the Landlord shall be entitled to charge interest at the rate of one per cent (1%) per month for late payment of all monies due under this Agreement if the said monies remain unpaid for seven (7) days after its due date.

5.3 Right of Entry and Determination of Tenancy

If and whenever during the Term: (i) the Rent and/or Service Charge and/or Promotional Fee (if applicable) and/or Taxes and/or any monies hereby reserved or any part thereof shall at any time be unpaid for fourteen (14) days after becoming payable; or (ii) any stipulation on the Tenant's part herein contained shall not be performed or observed within seven (7) days after the Landlord has given the Tenant a written notice requesting the Tenant to perform or observe such stipulation; or (iii) the Tenant, being an individual, dies or shall become bankrupt or becomes incapable of managing his affairs; or (iv) the Tenant becomes insolvent; or (v) the Tenant, being a corporation, makes arrangement with its creditors for liquidation; or (vi) the Tenant shall suffer any distress or execution to be levied on the Tenant's goods; or (vii) the Tenant is struck off the Register of Companies or the Register of Businesses; then and in any one of the said cases it shall be lawful for the Landlord at any time thereafter to terminate this Lease by service of three (3) days' written notice on the Tenant.

5.4 Removal and Disposal of Items

The Landlord may upon re-entry or determination of this Lease remove from the Demised Premises or dispose of such goods and any item of any description found in the Demised Premises including but without limiting the generality of the foregoing all plant equipment stock-in-trade fittings and fixtures of the Tenant.

5.5 Structures in Common Parts of the Building

The Landlord expressly reserves the right from time to time to erect remove and re-erect kiosks signs seats and other structures in any part of the common parts of the Building or the car park.

5.6 Public Address System

Notwithstanding anything herein contained or implied to the contrary the Landlord may (but shall not be obliged to) provide and install a public address system throughout the common parts of the Building or any part thereof.

5.7 Restriction in Access

The Landlord may at its discretion restrict access to the carpark or any part or parts thereof and may close off all or any of the entrances or exits thereto and any of the driveways therein and may also restrict access to all or any of the other common parts of the Building.

5.8 Closure

The Landlord may in the case of invasion mob riot public excitement or other circumstances rendering such action advisable in the Landlord's opinion prevent access to the Building during the continuance of the same and for so long and in such manner as the Landlord deems necessary or appropriate including closing entrances to the Building.

5.9 Rules and Regulations

The Landlord and the Management Corporation shall have the right at any time and from time to time to make add to amend cancel or suspend any rules and regulations in respect of the Building.

5.10 Landlord Rectify Breach

If the Tenant shall fail to pay any monies or charges as required hereunder to any person other than the Landlord or if the Tenant shall fail to perform any undertaking on the part of the Tenant herein contained it shall be lawful (but not obligatory) for the Landlord to make any payment or do any act or thing and incur any expense as may be necessary to perform the said undertaking and any sum of money or expense which the Landlord may pay or incur for the purpose aforesaid shall constitute a liquidated debt due and owing by the Tenant to the Landlord.

5.11 No Exclusive Franchise

No exclusive franchise is given to the Tenant and the Landlord shall be at liberty now or at any time hereafter to let any part or parts of the Building other than the Demised Premises for any purpose it sees fit.

5.17 Car Parks

The Landlord will allocate for the Tenant's subscription the number of season carpark lot(s) specified in the First Schedule hereto. The Tenant's use of the season carpark lot(s) shall be subject to the Tenant's payment of the prevailing season parking fees, which fees shall be subject to review from time to time.

5.18 Landlord's Right to Assign

The Landlord shall be entitled to assign or novate all its rights and interest in, under or arising out of this Lease. In the event of such assignment or novation, the Tenant shall be deemed to have consented to such assignment or novation.

5.24 Holding Over

If the Tenant continues to occupy the Demised Premises beyond the expiration or sooner determination of the Term or fails to deliver vacant possession thereof to the Landlord after the expiration or sooner determination of the Term, without any express written agreement between the Landlord and the Tenant to extend the Term, the Tenant shall pay to the Landlord for every day of such holding over double the amount of (i) daily Rent and Service Charge or (ii) daily rent and service charge based on the prevailing market rate during the period of any such holding over, whichever is higher.

5.25 Name and Address of Building

The Landlord shall have the right at all times without obtaining any consent from the Tenant, to change the name or number by which the Building or any part thereof (including but not limited to the Demised Premises) is known.

5.26 Redevelopment

If the Landlord wishes to redevelop, retrofit, refurbish, improve, renovate, upgrade or alter in any way whatsoever and prescribe, control and change the use, construction, size, configuration of or access to or any other aspect of any part or parts of the Building, the Landlord may: (i) do so at its absolute discretion and without the same constituting an actual or constructive eviction of the Tenant from the Demised Premises; or (ii) terminate the Lease without compensation by giving to the Tenant at least six (6) months' prior written notice of such intention.

6. GENERAL PROVISIONS

PROVIDED ALWAYS and it is hereby agreed and declared as follows:-

6.1 No Warranty Promise or Representation by Landlord

Save as herein otherwise expressly provided the Landlord shall be deemed not to have made any warranty promise or representation whatsoever to the Tenant regarding the Demised Premises or the Building.

6.2 No Waiver

The failure of the Landlord to insist upon or require the strict performance by the Tenant of all or any of its obligations or responsibilities hereunder shall not in any way be construed as a waiver or relinquishment of any of the Landlord's rights under the terms of this Agreement or of the Landlord's entitlement to insist upon or enforce the same at any time thereafter.

6.3 Prohibition Against Registration of Caveats and Leases

The Tenant shall not before or during the continuance of the Term and renewal thereof register this Lease and/or a Caveat in respect of this Lease or the Demised Premises at the Singapore Land Authority.

6.4 Complete Agreement

This Agreement sets forth the entire and only agreement and understanding between the parties hereto in respect of the Lease of the Demised Premises and no purported variation or amendment of this Agreement shall be effective unless made in writing with the mutual express consent of the parties hereto. The terms and conditions set out in the Letter of Offer referred to in the First Schedule hereto pursuant to which this Agreement is granted shall remain in full force and effect as between the parties in so far as the same are not fulfilled. However, where there is any inconsistency between the Letter of Offer and this Agreement, the terms of this Agreement shall prevail.

6.5 Notices

Any notice under this Agreement shall be in writing. Any notice to the Tenant shall be sufficiently served if left addressed to the Tenant on the Demised Premises or sent to the Tenant by registered post or left at the Tenant's last known address at Singapore.

6.6 Marginal Notes, Schedules and Annexures, and Clauses

(i) The headings and marginal notes appearing in this Agreement are inserted only as a matter of convenience and in no way define limit construe or describe the scope or intent of the sections or clauses of this Agreement nor in any way affect this Agreement.

(ii) The schedules and annexures to this Agreement form part of this Agreement and shall be given effect in the same manner as if embodied in this Agreement. In particular the Landlord and the Tenant agree that the amendments stipulated in the Fourth Schedule shall be read together with all other parts of this Agreement.

(iii) Any reference to a clause in this Agreement shall mean a reference to a clause contained in this Agreement.

6.7 Non Merger

Notwithstanding anything hereinbefore contained the obligations of the Tenant under this Agreement shall survive the determination of this Agreement whether by the effluxion of time or otherwise to the extent of such obligations which are due for performance by the Tenant prior to such determination and have not been fulfilled by the Tenant prior to such determination.

6.8 Contracts (Rights of Third Parties) Act

A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act (Cap 53B) to enforce any term of this Agreement.

6.9 Confidentiality

The Tenant undertakes and agrees to keep strictly secret and confidential, and under no circumstances (including not making any announcements and/or releasing press releases) to disclose to any person or entity which is not a party to this Agreement, any confidential information arising from or in connection with this Lease, in particular any of the terms and conditions of this Agreement, or the details pertaining to the rent and service charge or any other sums due under this Agreement, unless disclosure of such information is expressly permitted by prior written consent of the Landlord or as required by law or to the extent that such information has become public knowledge not due to the Tenant's breach of this undertaking.

6.10 Governing Law

(i) This Agreement shall be construed and governed by the laws of Singapore.

(ii) In relation to any legal action or proceeding arising out of or in connection with this Agreement, the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

(iii) The service of any writ of summons or any legal process in respect of Proceedings or any other document requiring personal service may be effected on the Tenant by serving a copy of the writ of summons and statement of claim or other originating or legal process on the Tenant at the Tenant's address for service of legal process in Singapore, as stated in the First Schedule hereto or from time to time notified in writing by the Tenant to the Landlord.

THE FIRST SCHEDULE

Clause 1.1

1. Description of the Demised Premises : All that the premises on the 20th Storey of Tower 2 of the Building known as Unit No. #20-63/64 and shown edged in red on the plan of Demised Premises annexed hereto as ANNEXURE 1 and containing a floor area of 6,753 square feet (subject to final survey of area).

2. Term : Commencing from the 23rd day of June 2025 or on the day following the expiry of the Fitting Out Period, whichever is the later and expiring on the 30th day of June 2027.

Clause 1.2

3. Rent : Dollars Sixty Eight Thousand Eight Hundred Eighty and Cents Sixty Only ($68,880.60) per month calculated at the rate of $10.20 per square foot of the floor area of the Demised Premises per month (subject to adjustment on final survey of area).

4. Service Charge : Dollars Eight Thousand Seven Hundred Seventy Eight and Cents Ninety Only ($8,778.90) per month calculated at the rate of $1.30 per square foot of the floor area of the Demised Premises per month (subject to adjustment on final survey of area).

Clause 1A.1

5. Fitting Out Period : Two (2) months commencing from 23 April 2025 or such other later date as informed by the Landlord upon completion of the subdivision works of the Demised Premises.

Clause 2.1

6. Security Deposit : Dollars Two Hundred Fifty Three Thousand Nine Hundred Forty Six and Cents Fifty Eight Only ($253,946.58) or such other sum that is equivalent to three (3) month(s)' Rent and Service Charge including the GST component as if GST is payable thereon (subject to adjustment on final survey of area).

Clause 4.8

7. Option to Renew : Further term of three (3) years

Clause 5.17

8. Number of Carpark Lots : One (1) allocated lot(s)

Subscription Period : The period commencing from the date of the Tenant's acceptance of the Letter of Offer and expiring on the date falling one (1) month from the date of commencement of the Term.

Clause 6.4

9. Letter of Offer : Letter of Offer dated the 19th day of February 2025 and all supplements, variations, amendments or additions thereto.

Clause 6.10

10. Tenant's address for service of Legal Process : 1 Raffles Place #35-61 One Raffles Place Singapore 048616

THE SECOND SCHEDULE

RIGHTS RESERVED BY THE LANDLORD

The Landlord excepts and reserves unto itself the following:-

(a) the right to the free and uninterrupted passage and running of water, gas, sewage, electricity, air-conditioning services, telephone and other services or supplies from and to other parts of the Building in and through the Pipes and ancillary apparatus which now are or may at any time during the Term be in, on, under or over the Demised Premises;

(b) the right to erect scaffolding and/or protective barricades for any purpose with or related to the Building or to do any act or thing necessary for the safety and preservation of any part of the Demised Premises or the Building or for the purpose of any upgrading and/or refurbishment and/or retrofitting works in respect of any part of the Building;

(c) the rights to light, air, support, protection, shelter and all other easements and rights now or after the date of this Agreement belonging to or enjoyed by other parts of the Building; and

(d) the rights of ingress to and egress from the Demised Premises which the Tenant is obliged to grant the Landlord under this Agreement, or for the Landlord to exercise any of the Landlord's rights, under this Agreement.

THE THIRD SCHEDULE

1.

All the costs expenses and outgoings incurred or to be incurred by the Landlord and/or Management Corporation for providing or procuring the provision of all services which the Landlord and/or Management Corporation may in its discretion from time to time reasonably decide should be provided or which it is reasonably possible to provide for the benefit of tenants occupiers and users of the Building and without prejudice to the generality of the foregoing includes the following services:-

(a) maintaining repairing renewing (and where appropriate) cleaning repainting and redecorating to such standard as the Landlord and/or the Management Corporation may from time to time consider adequate: (i) the structure the roof foundations and walls of the Building; (ii) the pipes wires cables gutters sewers drains and other conducting media in under or upon the Building which shall serve the same; (iii) the boundary walls fences pathways and approach roads of and in the curtilage of the Building; (iv) all other parts of the common parts of the Building; (v) all parts of the Building containing or used in connection with the provision of the services mentioned in this Schedule;

(b) providing lift and escalator services;

(c) providing air-conditioning services;

(d) lighting furnishing (including replacement or renewal of carpets ceilings light fittings and furnishings) and decoration of the common parts of the Building;

(e) tending and keeping tidy and planting with flora such areas of land within the curtilage of the Building;

(f) cleaning (both inside and outside) all windows in the common parts of the Building and the exterior surfaces of windows in premises demised to tenants;

(g) maintaining at all times during normal office hours an adequate supply of cold water in the toilets situate in the common parts of the Building and servicing and cleaning the toilets and supplying necessary washing and toilet requisites and equipment;

(h) supplying maintaining repairing and renewing as need be such fire fighting and alarm equipment in the Demised Premises and the common parts of the Building;

(i) supplying providing purchasing maintaining renewing replacing repairing and keeping in good and serviceable order and condition all fixtures and fittings bins chutes containers receptacles tools appliances materials and other things which the Landlord and/or the Management Corporation may deem desirable or necessary for the maintenance upkeep or cleanliness of the Building;

(j) providing a composite name board in the foyer of the Building and all directional signs fire regulation notices fittings and appliances; and

(k) providing all security and emergency systems for the Building and providing public telephones stationery other items of office use and facilities for staff employed or engaged in connection with any of the services mentioned in this Schedule.

2. The cost of periodically inspecting servicing maintaining repairing amending or overhauling the lifts lift shafts air-conditioning stand-by generator boilers water tanks and plumbing apparatus lightning conductor equipment sprinkler system fire fighting and alarm equipment electrical and mechanical equipment and other apparatus plant and machinery in the Demised Premises and the Building.

3. The cost of supply of water electricity oil or other fuel for all purposes in connection with the common parts of the Building and the provision of all services referred to herein.

4. The amount of all insurance premiums payable by the Landlord and/or the Management Corporation for providing insurance cover in respect of the Building and all fixtures and fittings therein.

5. The cost of employing such staff as the Landlord and/or the Management Corporation may in its absolute discretion deem necessary for the performance of the duties and services in and about the Building.

6. All payments and fees whether direct or indirect paid or incurred by the Landlord and/or the Management Corporation to or in respect of any management agent surveyor accountant servant or any Government authority or any other person or body whatsoever in connection with the general management of the Building including but without prejudice to the generality of the foregoing the ascertainment of the amount of the Service Charge and its collection.

7. All rates charges taxes impositions duties assessments and other outgoings now or hereafter during the Term payable by the Landlord and/or the Management Corporation in respect of all parts of the Building not exclusively or ordinarily occupied by a tenant.

8. The amount of any turnover tax value added tax or any similar tax or taxes (if any) payable in respect of the provision of services by the Landlord and/or the Management Corporation.

9. Such sum in each year as the Landlord and/or the Management Corporation may decide to set aside as a fund to cover repairs renovations replacements and maintenance of a substantial but infrequent or irregular nature of the Building and the plant machinery and electrical and other apparatus therein including lifts air-conditioning plant and fire fighting equipment and depreciation of the said plant machinery and electrical and other apparatus and any other replacements thereof.

10. The amount which the Landlord and/or the Management Corporation shall be called upon to pay as a contribution towards the expense of making repairing maintaining rebuilding and cleansing all ways roads pavements sewers drains pipes watercourses party walls party structures or other conveniences which may belong to or be used for the Building in common with other premises near or adjoining thereto.

11. The cost to the Landlord and/or the Management Corporation of complying with any statutory requirements in respect of the Building made for the benefit or protection of the occupiers.

12. All items of expenditure incurred by the Landlord and/or the Management Corporation in carrying out all other works acts matters or things or in providing all such other services or amenities of any kind whatsoever in relation to the common parts of the Building.

13. Upon termination of the Term for any reason whatsoever the Tenant shall have no claim for any refund of its payment of Service Charge.

THE FOURTH SCHEDULE

The Landlord and the Tenant agree that this Agreement shall be amended as follows:

NIL

REINSTATEMENT SCHEDULE

Reinstatement of the Demised Premises

1. Upon expiration or early termination of this Lease or surrender of the Demised Premises to the Landlord, the Tenant shall at its own cost and expense reinstate the Demised Premises back to a bare condition as per the specifications set out in the Building Base Plans which can be obtained from the Landlord or from the Landlord's Building management office) and the requirements spelt out in this Reinstatement Schedule.

2. The scope of reinstatement works shall encompass the following :-

(a) Demolition of all existing partitions, doors, built-in furniture/ fixtures/ installations, floor finishes, wall finishes and any other fitting out works fixtures carried out by any previous occupiers (if any) and/or subsequent fitting out works carried out by the Tenant. All fitting out works shall be totally removed and cleared from the site in order to render the Demised Premises vacant and free from rubbish and waste materials.

(b) The floors shall be reinstated to built-in raised floor (of bare cement, sand screed flooring or marble/granite flooring, as the case may be). All damage to the floors including but not limited to floor hackings and cutting out (intentionally made or otherwise) shall be rectified and made good.

(c) All original walls/columns as per the architectural layout plan referred to in paragraph 3 of this Schedule shall be made good and reinstated to bare plaster surfaces and/or gypsum board (where applicable) and painted over with 2 coats of emulsion paint.

(d) All glass windows, aluminium curtain wallings and locking accessories shall be of original condition as advised by the Landlord. All damages, drilling, punctures, dents, cut-outs, alterations and broken glass panes shall be rectified/replaced.

(e) All M&E services (if any) provided by the Landlord, shall be of original design, quantities and condition. Any alterations to the M&E system shall be reinstated to the original positions to comply with the relevant authorities' requirements and code of practice.

(f) The removal of ceiling system except where, in some cases, provided by the Landlord.

(g) The removal of the second layer sprinklers (where applicable).

(h) The removal of all air conditioning flexible ductings (where applicable) up to the fan coil unit.

(i) The replacement of all damaged ceiling boards (where provided).

(j) The covering of all floor traps (where applicable) using stainless steel cover.

(k) The removal of all outgoing cables installed from the distribution board.

3. The Tenant shall observe the general guidelines contained in the following plans which are available for inspection by prior appointment at the Landlord's office:

(a) Air conditioning and mechanical ventilation layout plan;

(b) Sanitary and plumbing services layout plan;

(c) Fire protection layout plan; and

(d) Architectural layout plan.

AS WITNESS the hands of the parties hereto.

SIGNED by ) Han Khim Siew

for and on behalf of the LANDLORD ) Director

in the presence of :- ) _______________________

Witness: Shannon Tay

Designation: Head of Marketing Commercial

SIGNED by Leon YiJin, Ian ) _______________________

for and on behalf of the TENANT ) Signature

in the presence of:- )

Witness: Pearlyn Loke

Designation: HR BP

OUB CENTRE LIMITED

Company Reg. No. 198002010D

Date: 7 May 2025

Our Ref: SL/CH/2025/#20-63/64

To:

TIGER BROKERS (SINGAPORE) PTE. LTD.

(Company Registration No. 201810449W)

1 Raffles Place #35-61

One Raffles Place

Singapore 048616

Attention: Mr Leong Yijin, Ian

Dear Sirs

SUPPLEMENTAL LETTER TO LEASE

UNIT KNOWN AS #20-63/64 ONE RAFFLES PLACE TOWER 2 SINGAPORE 048616 (THE "DEMISED PREMISES")

We refer to the Lease Agreement dated 20 March 2025 (the "Lease") between OUB Centre Limited (the "Landlord") and Tiger Brokers (Singapore) Pte Ltd (the "Tenant") in respect of the Demised Premises.

This letter is supplemental to the Lease. Except as otherwise defined in this letter, capitalized terms used in this letter shall have the same meanings as ascribed to them in the Lease.

FLOOR AREA AFTER FINAL SURVEY

We write to inform you that:

1. The Floor Area of the Demised Premises has been surveyed and the surveyed Floor Area is

6,631 square feet (616 square metres). There is a decrease of 122 square feet from the original estimated floor area. We enclose a copy of the survey floor plan(s) for your information.

2. Pursuant to Item 1, 3, 4 and 6 in the First Schedule of the Lease, the Rent, Service Charge and Security Deposit payable under the Lease shall be adjusted as follow effective from 23 June 2025:

Rent : $67,636.20 per month calculated at the rate of $10.20 per square foot per month.

Service Charge : $8,620.30 per month calculated at the rate of $1.30 per square foot per month.

Security Deposit : $249,358.77 equivalent to three (3) months' Rent and Service Charge, including the GST component as if GST is payable thereon.

Please return to us by 14 May 2025, 5.00pm the duly acknowledged Supplemental Letter (duplicate copy).

Thank you.

Yours faithfully

_________________________

Ng Lay Pheng (Ms)

General Manager

For OUB CENTRE LIMITED

(Co. Regn No. 198002010D)

cc: Finance

ACKNOWLEDGEMENT

We, TIGER BROKERS (SINGAPORE) PTE LTD (Company Registration No. 201810449W), hereby acknowledge the above letter and unconditionally accept the terms therein.

_________________________ CEO

Authorised Signatory Designation

_________________________ 07/05/2025

Company Stamp Date